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                                                                    EXHIBIT 99.4

FOR IMMEDIATE RELEASE

                   Occam Networks Names New President and CEO

SANTA BARBARA, Calif. - May 20, 2002 - Occam Networks, Inc. (Nasdaq: OCCM), today announced that Bob Howard-Anderson, senior vice president of product operations for Occam, has been named acting president and CEO replacing Kumar Shah. Mr. Shah's on-going relationship with the company is under discussion. Under Mr. Shah's leadership, Occam Networks closed its merger with Accelerated Networks, Inc. (formerly Nasdaq: ACCL) on May 14, 2002. The merged company changed its name to Occam Networks, Inc. on May 15, 2002 and began trading on Nasdaq today as "OCCM."

     "I am pleased with the overwhelming support we received from shareholders of Occam and Accelerated Networks for the merger and the subsequent closing last week of the merger," said Kumar Shah. "This has made Occam an incredibly well positioned company in the Digital Loop Carrier (DLC) market."

     "Kumar's leadership was important in the closing of the merger with of Occam and Accelerated Networks and for refining the strategic direction for the company," stated Steve Krausz, chairman of the Board of Directors of Occam. "On behalf of the Board of Directors, I want to thank Kumar for successfully navigating the company through one of the most challenging times in the telecommunications industry."

About Occam Networks, Inc.

     Occam Networks, Inc. develops and markets a suite of Broadband Loop Carriers, innovative Ethernet and IP-based loop carrier platforms that enable incumbent local exchange carriers to profitably deliver a variety of traditional and packet voice, broadband and IP services from a single, converged all-packet access network and designs. The Company also markets a complete line of Integrated Access Devices (IADs), customer premise equipment that provides Local Area Network (LAN) and legacy voice services to business customers from a converged access network. Occam is

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headquartered in Santa Barbara, Calif. Additional information about the company can be found at www.occamnetworks.com.
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     Please refer to Accelerated Networks' most recent quarterly report on Form
10-Q, annual report on Form 10-K and other filings with the SEC, including the S-4 registration statement filed by Accelerated Networks in connection with the recent merger. These filings contain and identify other important factors that could cause actual results to differ materially from those contained in any forward-looking statements.

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Contact:

Press and Trade Analysts                        Investors and Financial Analysts

Daphne Page                                     Tony Rossi
Director, Corporate Communications              FRB for Occam
Occam Networks Inc.                             +1 301 407 6563
+1 805 692 2919                                 trossi@webershandwick.com
dpage@occamnetworks.com